Exhibit 99.1

AzurRx BioPharma Provides Key Takeaways from Phase 2b OPTION 2 Clinical Trial Topline Results Conference Call

DELRAY BEACH, Fla., March 31, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX), (“AzurRx” or the “Company”), a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today provided key takeaways from its conference call reporting on the topline results from its Phase 2b OPTION 2 clinical trial investigating MS1819 in cystic fibrosis (CF) patients with exocrine pancreatic insufficiency (EPI). The conference call, held on March 31, 2021, at 4:30 p.m. ET, featured James Sapirstein, President, CEO and Chairman of AzurRx, and Dr. James Pennington, Chief Medical Officer, discussing the recently completed OPTION 2 study, and the company’s plans to develop an optimized formulation of MS1819 for ongoing clinical investigation.

OPTION 2 was designed as a Phase 2b multi-center study to investigate the safety, tolerability and efficacy of MS1819 (in enteric capsules) in a head-to-head comparison against the current porcine enzyme replacement therapy (PERT) standard of care for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis. The primary efficacy endpoint was the coefficient of fat absorption (CFA), with secondary endpoints of stool weight, signs and symptoms of malabsorption and coefficient of nitrogen absorption (CNA). The trial also included an extension arm that used an immediate release MS1819 capsule, allowing the Company to compare data from the existing arm that uses enteric (delayed release) capsules with data from the new arm, and ultimately select the optimal delivery method.

Discussing the topline results of OPTION 2 during the conference call, Mr. Sapirstein commented, “To summarize, the best word to describe the OPTION 2 topline results is mixed. MS1819 demonstrated itself to be safe and well-tolerated and data from OPTION 2, and other Phase 2 clinical trials, clearly demonstrate drug activity. However, OPTION 2 did not consistently meet the primary efficacy endpoint. Some patients were able to achieve CFA at levels beyond what is required to demonstrate non-inferiority with PERT therapies, but the majority did not, and as such, we did not meet our trial goal.”

Mr. Sapirstein continued, “The underlying cause of the drug’s uneven efficacy performance in OPTION 2, we believe, lies with the enteric capsule formulation. While the enteric coating protects the capsule from breaking down in the stomach acid, it also appears to dissolve too slowly in the small intestine to release the lipase enzyme in time to aid with proper digestion and nutrient absorption.”

“To that end, we are planning to pursue a new formulation for MS1819, this one a capsule filled with acid-resistant granules, or microbeads, similar to what is used in CREON®, ZENPEP® and other PERT therapies. Such a capsule would dissolve in the stomach, disperse the beads, and then pass through to the small intestine where the beads would break down and release the lipase enzyme so that it thoroughly mixes with food as it is being digested.”

Mr. Sapirstein concluded, “We are moving full force with developing the optimal formulation technology for MS1819 and have already initiated discussions with contract manufacturers to accelerate the process. This will require additional time and resources. Yet we are fortunate, through financing efforts that have raised an aggregate of approximately $22.5 million in the first quarter of 2021, to have sufficient capital currently on hand to fund this development and, within the next year or so, initiate a further Phase 2 study to evaluate efficacy, without substantially delaying our clinical development initiatives in other areas.

We firmly believe the cost-benefit ratio with MS1819 is clearly in our favor. The drug’s mechanism of action is known and proven, it offers numerous therapeutic, safety and compliance advantages over today’s standard of care, and remains less cumbersome to manufacture. Based on these factors, we believe that should this optimized formulation prove successful in the clinic – and we have every reason to believe it will – MS1819 could eventually become the gold standard treatment for EPI in patients with cystic fibrosis and chronic pancreatitis.”

An audio webcast of the conference call will be accessible via the Investors section of the AzurRx website at www.azurrx.com. An archive of the webcast will remain available for approximately 90 days.

Phase 2 OPTION 2 Trial Design

The Phase 2b OPTION 2 multi-center trial was designed to investigate the safety, tolerability and efficacy of MS1819 (2.2 and 4.4 gram doses in enteric capsules) in a head-to-head comparison versus the current standard of care, porcine pancreatic enzyme replacement therapy pills. The OPTION 2 trial was an open-label, crossover study, conducted in 15 sites in the U.S. and Europe. A total of 30 CF patients 18 years or older were enrolled. MS1819 was administered in enteric capsules to provide gastric protection and allow optimal delivery of enzyme to the duodenum. Patients were first randomized into two cohorts: to either the MS1819 arm, where they received a 2.2 gram daily oral dose of MS1819 for three weeks; or to the PERT arm, where they received their pre-study dose of PERT pills for three weeks. After three weeks, stools were collected for analysis of coefficient of fat absorption. Patients were then crossed over for another three weeks of the alternative treatment. After three weeks of cross-over therapy, stools were again collected for analysis of CFA. A parallel group of patients were randomized and studied in the same fashion, using a 4.4 gram daily dose of MS1819. All patients were followed for an additional two weeks after completing both crossover treatments for post study safety observation. Patients were assessed using descriptive methods for efficacy, comparing CFA between MS1819 and PERT arms, and for safety.

About MS1819

MS1819 is a recombinant lipase enzyme for the treatment of exocrine pancreatic insufficiency associated with cystic fibrosis and chronic pancreatitis. MS1819, supplied as an oral non-systemic biologic capsule, is derived from the Yarrowia lipolytica yeast lipase and breaks up fat molecules in the digestive tract of EPI patients so that they can be absorbed as nutrients. Unlike the standard of care, the MS1819 synthetic lipase does not contain any animal products.

About Exocrine Pancreatic Insufficiency

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in a patient’s inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are more than 30,000 patients in the U.S. with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation and approximately 90,000 patients in the U.S with EPI caused by chronic pancreatitis according to the National Pancreas Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company has a pipeline of three gut-restricted GI assets. The lead therapeutic candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis, currently in two Phase 2 CF clinical trials. AzurRx is launching two clinical programs using proprietary formulations of niclosamide, a pro-inflammatory pathway inhibitor; FW-1022, for COVID-19 gastrointestinal infections, and FW-420, for grade 1 Immune Checkpoint Inhibitor-Associated Colitis and diarrhea in oncology patients. The Company is headquartered in Delray Beach, Florida with clinical operations in Hayward, California. For more information visit www.azurrx.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including potential delays in clinical trial recruitment and participation. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Phone: (646) 699-7855
info@azurrx.com

Media contact:
Tiberend Strategic Advisors, Inc.
Johanna Bennett/Ingrid Mezo
(212) 375-2665/(646) 604-5150
jbennett@tiberend.com/imezo@tiberend.com